Exhibit 5.1

Tel Aviv, September 2, 2014 Our ref: 10108/1258

Optibase Ltd.
10 Hasadnaot Street
Herzliya 4672837
Israel

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as the Israeli counsel to Optibase Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about September 2, 2014 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 200,000 of the Company’s ordinary shares, par value NIS 0.65 per share (the “Plan Shares”), to be issued under the Company’s 2006 Israeli Incentive Compensation Plan (the “2006 Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Amended and Restated Articles of Association, (ii) the 2006 Plan, and (iii) resolutions of the Company’s Compensation Committee, Board of Directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 200,000 Plan Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the 2006 Plan, pursuant to agreements with respect to the 2006 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.